Cross-Guarantee Agreement

Party A: Xuji Group Co.,Ltd.

Adress: 1298 Xuji Avenue, Xuchang City, Henan Province.

Legal Representative: Wang Jinian

Party B: Henan Zhongpin Food Share Co.,Ltd.

Adress: 21 Changshe Road, Changge City.

Legal Representative: Zhu Xianfu

Under the principle of friendly cooperation and mutual development, for the better functioning of both operational entities and raising funds effectively and timely, Party A and Party B agree to reach the following agreement as to providing a mutual guarantee:

Section One Cross Guarantee

1.1	Both Parties seriously promise, within the mutual-guarantee total amount and cross-guarantee period stated in the agreement, to provide mutually guarantees for bank loans and acceptance.

Section Two Total Amount and Term for Cross Guarantee

2.1 Both Parties confirm, the total amount of the mutual guarantee is 300 million RMB.

2.2 Both Parties confirm, guarantee term is one year(s), that is from April, 1st, 2008 to March, 31st, 2009.

Section Three Cross-Guarantee Form

3.1 Both Parties confirm to take the form of joint liability assurance for mutual guarantee.

Section Four Precondition for Cross Guarantee

4.1 Before entering the subscription agreement, both Parties recognize that they have obtained the approval respectively from internal board of directors or assembly of shareholders in accordance to the provisions of each company and guaranteed that both have reached a legally effective written agreement of the board of directors or assembly of shareholders on the mutual guarantee.

4.2 Both Parties shall provide the above mentioned written decision when signing the agreement.

Section Five Rights and Obligations of Both Sides

5.1 Both sides shall designate respectively a financial functionary to arrange relevant procedures in due course in order to assure that the opposing party can smoothly conduct financing like loan or acceptance.

5.2 One party asks the other to provide relevant legal papers for the guarantee agreement to be signed, in which every item should be filled in clearly and completely.

5.3 In the event that one party has not completed legal papers such as guarantee agreement according to the provisions under Article 5, Paragraph 2, or there are certain blanks in legal papers like the guarantee agreement, the opposing Party can refuse to deal with relevant mutual-guarantee issues.

Section Six Suspend and Dissolution of the Agreement

6.1 During the cross guarantee term, in case one side can prove that the other side is involved in a significant dispute, fatal lawsuit or other issues that influence its normal operation, Party one can suspend the agreement, but should notify the other Party in written form within 10 working days.

6.2 During the cross guarantee term, in case that one party can prove that the other side has entered into bankruptcy, liquidation, dissolution, or has occurred other situation of guarantee incapability, one party can dissolve the agreement in advance, but should notify the other party in written form within 10 working days.

6.3 If the condition stated in Article 6, Paragraph 1 or Article 6, Paragraph 2 under the agreement occurs, it has no impact on the guarantee agreement that has been signed into effect by both parties. That is to say any party should not exempt all guarantee obligations that has occurred due to the suspension or dissolution of this agreement.

Section Seven Guarantee Obligation

7.1 In case one party postpones to pay mature debts that the other party might bear joint guarantee liability, within one month from the debt’s maturity, one party should provide legal, valid and safe anti-guarantee property that equals to its guarantee amount to the opposing party, and sign the anti-guarantee agreement as well as conduct related procedures according to law.

7.2 In case one side delays or is unable to pay mature debts resulting in the other side having to bear joint guarantee liability, within one week upon assuming guarantee responsibility, the party that bears guarantee responsibility can dispose of relevant property complying with the sealed anti-guarantee agreement by both parties for recuperating its guarantee responsibility, but should notify the party who provides anti-guarantee property in written form.

Section Eight Confidential Liability

8.1 During the process of implementation of the agreement, any financial or operational information, customer data, technique secrete, other related information or message that dissolved, mastered, preserved by one side is regarded as confidential information.

8.2 Each party should comply with the confidential liability to not let out, reveal, disclose to any other side out of the agreement. Written agreement signed by both or legally prescribed that allowed to be revealed exempts.

8.3 Any party acting in violation of the confidential items listed in the agreement should take corresponding legal responsibility.

Section Nine Notice and Delivery

9.1 Both parties agree to designate a financial functionary in charge of the implementation and relevant assistance under the agreement. The respective designated person and their addresses are as follows:

Party A: Wan Jiling

Adress: Xuji Capital Management Center, 1298 Xuji Avenue, Xuchang City, Henan Province.

Zip code: 461000

Tel : 0374-3212508

Fax: 0374-3120066

Party B: Zhu Xiaowei

Adress: Capital Management Department, Financial Management Center, 21 Changshe Road, Changge City.

Zip code: 461500

Tel : 0374-6211281

Fax: 0374-6211281

9.2 Both agree that if the written notice has been delivered to the appointed person of the other side under the agreement’s provision of Article 9, Paragraph 1, it is regarded as it has been delivered to the other party.

Section Ten Continuance of the agreement

10.1 After the expiration of the validity period under the agreement, if extension is needed, both should sign a written agreement separately.

Section Eleven Dispute Resolution

11.1 In the event a dispute occurrs in the implementation of the agreement, both parties shall resolve by negotiation; if negotiation fails, any party can claim a lawsuit by the regional court of the accuser, but additional stipulation under the guarantee agreement shall be exempt.

Section Twelve Validity and other Issues of the Agreement

12.1 This agreement is in duplicate, both parties shall hold one each. It shall be effective with both sides’ signatures and seals attached hereunder.

Party A: Xuji Group Co., Ltd.	Party B: Henan Zhongpin Food Share Co., Ltd.

Representative’s Signature(Seal): By: /s/ Wang Jinian	Representative’s Signature(Seal): By: /s/ Xianfu Zhu

Year Month Date	Year Month Date